Exhibit (e)(3)
NON-DISCLOSURE AGREEMENT
THIS NON-DISCLOSURE AGREEMENT is made as of this 11th day of December 2007, in connection with your consideration of a possible transaction (the “Transaction”) by and between CLINICAL DATA, INC., a Delaware corporation with an office located at One Gateway Center, Suite 702, Newton, Massachusetts 02458 (“Disclosing Party”), and FOREST LABORATORIES, INC., a Delaware Corporation with an office located at 909 Third Avenue, New York, New York 10022 (“Receiving Party”). In consideration of the mutual promises and covenants contained in this Agreement, and the disclosure of confidential information by the Disclosing Party to the Receiving Party for purposes of evaluating a possible transaction between the Disclosing Party and the Receiving Party (a “Transaction”), the parties hereto, intending to be legally bound, hereby agree as follows:
1. Confidential Information and Materials
a.	“Confidential Information” means nonpublic information that Disclosing Party designates as being confidential or which, under the circumstances surrounding disclosure ought to be treated as confidential. “Confidential Information” includes, without limitation, information relating to released or unreleased Disclosing Party products, services, customers, pricing, software or hardware products, the marketing or promotion of any Disclosing Party product, Disclosing Party’s business policies or practices, and information received from others that Disclosing Party is obligated to treat as confidential.
b.	Confidential Information shall not include any information that: (i) is or subsequently becomes publicly available without Receiving Party’s breach of any obligation owed Disclosing Party, (ii) became known to Receiving Party prior to Disclosing Party’s disclosure of such information to Receiving Party, (iii) became known to Receiving Party from a source other than Disclosing Party other than by the breach of an obligation of confidentiality owed to Disclosing Party, or (iv) is independently developed by Receiving Party.
c.	“Confidential Materials” shall mean all tangible materials containing Confidential Information, including without limitation, written or printed documents and or computer disks or tapes, whether machine or user readable, and computer screen images.
2. Restrictions
a.	Receiving Party shall not disclose any Confidential Information to third parties except to Receiving Party’s consultants as provided below. However, Receiving Party may disclose Confidential Information in accordance with judicial or other governmental order, provided Receiving Party shall give Disclosing Party written notice delivered reasonably prior to such disclosure and shall comply with any applicable protective order or equivalent.
b.	Receiving Party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, to keep confidential the Confidential Information. Receiving Party may disclose Confidential Information or Confidential Materials only to Receiving Party’s employees or consultants (herein your “Representatives”) on a need-to-know basis. Receiving Party will have executed or shall execute appropriate written agreements with its Representatives sufficient to enable it to comply with all the provisions of the Agreement.
c.	Confidential Information and Confidential Material may be disclosed, reproduced, summarized or distributed only in the performance of Receiving Party’s business relationship with Disclosing Party, and only as otherwise provided hereunder. Receiving Party agrees to segregate all such Confidential Materials from the confidential materials of others in order to prevent commingling.
d.	Receiving Party may not reverse engineer, decompile or disassemble any software disclosed to Receiving Party.
e.	Unless otherwise required by applicable law in the reasonable opinion of your legal counsel, neither you nor your Representatives will, without the Disclosing Party’s prior written consent, disclose to any person either the fact that discussions or negotiations have taken or may take place concerning a possible Transaction, or any of the terms, conditions or other facts with respect to any such possible Transaction, including, without limitation, the status thereof, the existence and terms of this Agreement and the fact that the Confidential Material has been made available to you.
f.	Until the earlier of the consummation by you of a Transaction and one year from the date of this Agreement, you will not, without the Disclosing Party’s prior written consent, directly or indirectly solicit for purposes of employment any employee of the Disclosing Party; provided, however, that this paragraph shall not prohibit you from engagement in any general advertising or general solicitation not targeted to the Disclosing Party’s employees.
g.	Unless otherwise agreed in writing by the Disclosing Party, all (i) communications regarding any possible Transaction, (ii) requests for additional information or Confidential Material, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to Bear, Stearns & Co. Inc. (“Bear Stearns”).
h.	For a period of three years from the date of this Agreement, you and your Representatives will not, directly or indirectly, and you will cause any person or entity controlled by you not to, without the prior written consent of the Board of Directors of the Disclosing Party, (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Disclosing Party or any of its affiliates, (ii) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination, partnership, joint venture or other similar transaction involving the Disclosing Party or any of its affiliates, (iii) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Disclosing Party or any of its affiliates, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act with respect to any voting securities of the Disclosing Party or any of its affiliates, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Disclosing Party, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing or (vii) advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to (x) request the Disclosing Party (or Disclosing Party Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), (y) take any action which might require the Disclosing Party or any of its affiliates to make a public announcement regarding this Agreement or the possibility of a merger, consolidation, business combination or other similar transaction, including, without limitation, the Transaction or (z) communicate with the Disclosing Party’s shareholders regarding the subject matter of this Agreement. Notwithstanding the preceding, you shall be entitled to propose any of the foregoing transactions from and after the public announcement by the Board of Directors of the Disclosing Party of its approval or recommendation of any of the foregoing transactions with a third party.

i.	In addition, you hereby acknowledge that you are aware, and that you will advise your Representatives who receive Confidential Material, that United States securities laws prohibit any person who has received from an issuer material, non public information from purchasing or selling securities of such issuer (and options, warrants and rights relating thereto) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person (including, without limitation, any of your Representatives) is likely to purchase or sell such securities.
3. Rights and Remedies
a.	Receiving Party shall notify Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or Confidential Materials, or any other breach of this Agreement by Receiving Party, and will cooperate with Disclosing Party in every reasonable way to help Disclosing Party regain possession of the Confidential Information and or Confidential Materials and prevent its further unauthorized use.
b.	Receiving Party shall return all originals, copies, reproductions and summaries of Confidential Information and or Confidential Materials at Disclosing Party’s request, or at Disclosing Party’s option, certify destruction of the same.
c.	Receiving Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that Disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be proper by a court of competent jurisdiction.
4. Miscellaneous
a.	All Confidential Information and Confidential Materials are and shall remain the property of the Disclosing Party. By disclosing information to Receiving Party, Disclosing Party does not grant any express or implied right or license of any kind to Receiving Party under any Disclosing Party licenses, sublicenses, patents, copyrights, trademarks, or trade secret information.
b.	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed by both parties. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of Disclosing Party, its agents, or employees, but only by an instrument in writing signed by an authorizing officer of Disclosing Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion.
f.	If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees. This Agreement shall be construed and controlled by the laws of the Commonwealth of Massachusetts and both parties further consent to exclusive jurisdiction by the state and federal courts sitting in the Commonwealth of Massachusetts. Process may be served on either party by U.S. Mail postage prepaid, certified or registered, return receipt requested, or by such other method as is reasonable.
g.	Disclosing Party makes no warranty, express or implied, as to any Confidential Information that it may provide hereunder, including without limitation as to the accuracy of the Confidential Information, as to whether any new products will be produced as disclosed, or as to the availability of product(s) on any specific date. The Disclosing Party may, as its sole discretion, offer such products for sale and may modify them or discontinue sale at any time.
h.	Subject to the limitations set forth in this Agreement, this Agreement will inure to the benefit of and be binding upon the parties, their successors and assigns.
i.	If any provision of the Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.
j.	All obligations created by this Agreement shall survive change or termination of the parties’ business relationships.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
This Agreement shall continue in full force and effect with respect to each disclosure of Confidential Information for a period of 10 years from the date of such disclosure.
This Agreement is being delivered to you in duplicate. Kindly execute and return one copy of this letter which will constitute our agreement with respect to the subject matter of this Agreement.
Very truly yours,
BEAR, STEARNS & CO. INC.
for itself and on behalf of
CLINICAL DATA, INC.

By:	/s/ Steven R. Frank
Steven R. Frank
Senior Managing Director

ACCEPTED AND AGREED TO
this 11th day of December, 2007
FOREST LABORATORIES, INC.

By:	/s/ Jonathan Garen Jonathan Garen Director, Business Development